                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement (this "Agreement"), dated as of June 29, 1998, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APPM"), Valley Imaging Partners, Inc., a California corporation and a wholly-owned subsidiary of APPM ("Buyer") and Bryan M. Shieman, M.D., a sole proprietorship d/b/a El Camino Center for Osteoporosis and/or ECCO II ("Seller"). For purposes of this Agreement, Bryan M. Shieman, M.D. shall be referred to personally as Dr. Shieman. References to Dr. Shieman herein shall include Dr. Shieman's spouse and her community property and separate property interests in Seller, the Business, and the Center.

                                    RECITALS

         A.      Seller owns and operates one (1) osteoporosis center (the
"Business").

         B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer certain of the assets and other rights related to the Seller's Business, including the osteoporosis center known as El Camino Center for Osteoporosis and/or ECCO II (the "Center") on the terms and conditions in this Agreement.

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                     ARTICLE I  PURCHASE AND SALE OF ASSETS

         Section 1.1 Purchased Assets. On the Closing Date, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall acquire, all right, title and interest of Seller in and to the following assets, rights and interests used in the operation of the Seller's Business at the Center, of every kind and description, wherever located, whether tangible or intangible, real, personal or mixed, excluding the Excluded Assets (as such term is defined in Section 1.2 below, including, without limitation, the following assets, rights and interests (collectively, the "Purchased Assets"):

                 (a) Leasehold Improvements. All fixtures located at 205 South Drive, Suite F, Mountain View, CA 94040;

                 (b) Personal Property. All tangible personal property (collectively, the "Personal Property") of every kind and nature, including, without limitation, all furniture, fixtures, machinery, owned or licensed computer systems, and equipment, including, without limitation, the Personal Property listed in Schedule 1.1(b) hereto;

                 (c) Inventory. All inventories of supplies, drugs, janitorial and office supplies, maintenance and shop supplies, and other disposables which are existing as of the Closing Date (the "Inventory"). A list of Inventory is attached as Schedule 1.1(c);

                 (d) Intangible Assets. All intangible property (collectively, the "Intangible Assets") of every kind and nature, including, without limitation, the following:

                          (i)     All trade names, business names (including
all names associated with specialty programs or services operated by Seller), service marks, logos, trade secrets, copyrights, and all applications and registrations therefor that are owned by Seller, and licenses thereof pursuant to which Seller has any right to the use or benefit of, or other rights with respect to, any of the foregoing, including, without limitation, the items identified in Schedule 1.1(d)(i) attached hereto;

                          (ii)    All telephone numbers used in connection with
the Business at the Center;

                          (iii)   All licenses, permits, certificates,
franchises, registrations, authorizations, filings, consents, accreditations, approvals and other indicia of authority relating to the operation of the Business as presently conducted by Seller are listed in Schedule 1.1(d)(iii) attached hereto. If the sale, transfer, assignment, or conveyance of any of the Governmental Licenses and Permits is unlawful or is not permissible under any agreement, or federal, state, or local law, rule, or regulation, then the terms "sale, transfer or assignment", for the purposes of this Agreement with respect to any such Governmental Licenses and Permits, shall be deemed to mean and require (i) Seller's relinquishment of all of its right, title and interest in, to and under such Governmental Licenses and Permits as of the Closing Date to the fullest extent necessary or appropriate to enable Buyer to acquire such Governmental Licenses and Permits, and (ii) the issuance or grant to Buyer by the appropriate third party, federal, state, or local governmental authority of all right, title and interest in, to and under such Governmental Licenses and Permits as of the Closing Date reasonably equivalent to that relinquished by the Seller, including, but not limited to, the right, authority, and approval for Buyer to provide services of the Business from and after the Closing Date in a reasonably equivalent manner as Seller prior to the Closing Date;

                          (iv)    All deposits held by Seller in connection
with future services to be rendered by Seller or delivered under the Leases (as defined below);

                          (v)     Those advance payments, prepayments, prepaid
expenses, deposits and the like (the "Prepaids") which are existing as of the Closing Date, including real property taxes and assessments and utility deposits and payments which were made by Seller solely with respect to its operation of the Business, the current categories and amounts of which are set forth in Schedule 1.1(d)(v);

                          (vi)    Seller's goodwill associated with the
Purchased Assets; and

                          (vii)    to the extent assignable, all warranties,
guarantees and covenants not to compete with respect to the Center including, the arrangements identified in Schedule 1.1(d)(viii).

                 (e) Purchased Contracts. All right, title and interest of Seller in, to and under the leases, contracts and agreements to which Seller is a party or a beneficiary and which relate to or are necessary for the Center (collectively the "Purchased Contracts"). Schedule 1.1(e) hereto contains a list of all leases, contracts and agreements to which Seller is a party or a beneficiary, which relate to or are necessary for the Center;

                 (f) Books and Records. Seller shall make available to Buyer, and at the Closing Date Buyer shall take possession of, all operating data and records pertaining to the assets, properties, business, operations, accounts, financial condition, customers or suppliers of the Center, including all of Seller's books, records, papers, computer tapes, disks or data and instruments related to the Center or the Purchased Assets or which are required or necessary in order for Buyer to operate the Center from and after the Closing Date, including, without limitation, the following: (i) patient and medical records and all other medical and financial information regarding patients of the Center; (ii) patient lists; (iii) employment and personnel records; (iv) personnel policies and manuals, electronic data processing materials, books of account, accounting books, financial records, sales records, sales and payroll tax returns, customer data, journals and ledgers; and (v) all material, documents, and information relating to the Personal Property and the Lease Agreements, all title information (including but not limited to all title insurance policies, commitments, acts of sale, covenants, conditions, restrictions, leases, licenses, occupancy agreements, easements, and other items of record), all environmental studies, reports and information, all property use and operational material, plans and specifications, contracts, site plans, correspondence, and governmental material (i.e., licenses, permits, notices, and other matters) information and notices; and

                 (g) Residual Assets. All other assets of Seller related to the operation of the Business at the Center other than the Excluded Assets (as such term is defined in Section 1.2 below).

         Section 1.2 Excluded Assets. Notwithstanding Section 1.1, the definition of "Purchased Assets" shall exclude all assets, rights and interests identified on Schedule 1.2 (collectively, the "Excluded Assets"). The Excluded Assets shall not be transferred by Seller to Buyer.

         Section 1.3 Subsequent Actions. If, at any time after the Closing Date, APPM or Buyer shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things





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
are necessary or desirable to vest, perfect or confirm of record or otherwise in APPM or Buyer its right, title or interest in, to or under any of the Purchased Assets or otherwise to carry out the transactions described in this Agreement, Seller shall, at the sole cost and expense of Seller be authorized to execute and deliver all documents and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under the Purchased Assets or otherwise to carry out the transactions described in this Agreement.

                        ARTICLE II   ASSUMED LIABILITIES

         Section 2.1 Assumed Liabilities. As of the Closing, Buyer hereby agrees to assume, satisfy or perform when due only those liabilities and obligations of Seller relating to operation of the Center as set forth on
Schedule 2.1 hereto (the "Assumed Liabilities"). Other than the Assumed Liabilities, Buyer shall not assume, nor shall APPM, Buyer or any of their respective affiliates be deemed to have assumed, guaranteed, agreed to perform or otherwise be bound by, or be responsible or otherwise liable for, any liability or obligation of any nature of Seller (whether or not related to the Center), or claims for such liability or obligation, whether accrued, matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown (the "Unassumed Liabilities"). Specifically, and without limiting the generality of the foregoing, other than the Assumed Liabilities, neither APPM, Buyer nor any of their respective affiliates shall have any liability or obligation with respect to or arising out of: (a) acts or omissions of Seller or any of its affiliates whether prior or subsequent to the Closing Date, whether or not in the ordinary course of business; (b) liabilities or obligations relating to or secured by any portion of or act of either the Purchased Assets or the Center prior to the Closing; (c) employee related liabilities (including accrued wages, vacation, employee-related insurance or deferred compensation claimed by any person in connection with his or her employment by, or termination of employment with, Seller or payroll taxes payable or liabilities arising under any employee benefit plan maintained by Seller); (d) liabilities or obligations of Seller, including those for attorneys' fees, arising out of any litigation or other proceeding pending as of the Closing Date in connection with the Center or any claim, whether or not asserted and whether or not liquidated or contingent, with respect to the Center arising from acts or the failure to take any action by Seller or any of its Affiliates prior to the Closing Date; (e) liabilities for any income or other tax, whether disputed or not, attributable to Seller and/or the Center for any period or transaction through the Closing; (f) except as set forth on
Schedule 2.1, trade payables which arise prior to the Closing; (g) claims by any third party payor (including Medicare or Medi-Cal) or patient with respect to any matter or billing occurring prior to the Closing; and (h) any other liability or obligation of Seller. All employment tax liabilities of Seller shall remain the Seller's responsibility for collection, remittance and tax filing purposes for the period through the Closing. The Seller shall supply confirmation that all past and current employment taxes through the Closing have been remitted to the appropriate agencies in a timely manner.

                    ARTICLE III  PURCHASE PRICE AND CLOSING

         Section 3.1      (a)     Purchase Price.  The aggregate purchase price
(the "Purchase Price") for the sale, transfer, assignment collectively, conveyance and delivery of the Purchased Assets from Seller to Buyer shall consist of all of the consideration set forth on Exhibit A (the
"Consideration"). The Purchase Price shall be allocated by Buyer and Seller in accordance with Schedule 3.1(b) hereto.

         Section 3.2 Closing and Effective Time. The transfer of the Purchased Assets by Seller to Buyer and Buyer's assumption of the Assumed Liabilities shall be deemed effective as of 12:01 a.m. on June ___, 1998 (the "Effective Time"). The obligations and proceeds from the operations of the Center shall be deemed to be the property of Buyer from and after the Effective Time, and Buyer and Seller shall take any and all actions reasonably necessary to carry out the intent of this Section 3.2.

         Section 3.3 Closing Deliveries. (a) Seller. At the Closing, Seller shall execute and deliver to Buyer a Bill of Sale and such other instruments as shall be reasonably requested by Buyer to vest in Buyer title in and to the Purchased Assets. Buyer shall have possession of the tangible Purchased Assets and the books and records immediately upon Closing.

                 (b) Buyer. At the Closing, Buyer shall deliver to Seller the Consideration and such other instruments as shall be reasonably requested by Seller to complete the assumption of the Assumed Liabilities by Buyer.





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         At Closing, each party shall pay or credit to the other party all sums required to effectuate the prorations and adjustments impacted by the Effective Time.

         Seller shall be responsible for the following expenses (i) obtaining, filing and recording any and all releases, satisfactions, deeds, UCC termination statements and similar documents required in order to cause title to the Purchased Assets to be free, clear and unencumbered and (ii) all sales, use, transfer and other taxes, if any, required by or imposed as a result of the transactions contemplated hereby. Each party shall be responsible for its own attorneys', accountants' and other advisory fees associated with the closing of the transactions contemplated by this Agreement.


      ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF SELLER AND DR. SHIEMAN

         As an inducement to APPM and to Buyer to enter into this Agreement, Seller and Dr. Shieman represent and warrant to APPM and to Buyer as of the Closing Date as follows:

         Section 4.1 Authorization and Validity. Seller and Dr. Shieman have all requisite power to enter into this Agreement and all other agreements entered into in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller and Dr. Shieman of this Agreement and the agreements contemplated herein, and the consummation by Seller and Dr. Shieman of the transactions contemplated hereby and thereby are within Seller's and Dr. Shieman's respective powers and have been duly authorized by all necessary action. This Agreement has been duly executed by Seller and Dr. Shieman, and this Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Seller and Dr. Shieman are a party constitute, or upon execution will constitute, valid and binding agreements of Seller and Dr. Shieman, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy.

         Section 4.2      Title to Purchased Assets.

                 (a) Schedule 4.2(a) hereto sets forth a true, correct and complete list of any charge, claim, community property interest, condition equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership of any kind affecting the Purchased Assets (collectively, the "Encumbrances").

                 (b) Seller and Dr. Shieman shall immediately prior to the Closing have good, clear, record and marketable title to, or valid leasehold interests in, all Purchased Assets, free and clear of all Encumbrances and Seller and Dr. Shieman shall, at the time of the Closing have full power and right to sell, assign and deliver the Purchased Assets according to this Agreement. The delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement shall vest valid and marketable title to the Purchased Assets in Buyer, free and clear of all Encumbrances. The Purchased Assets are all the material assets used in the Business.

         Section 4.3      Condition of Tangible Assets.  Except as set forth on
Schedule 4.3, the tangible Personal Property and any other tangible Purchased Assets are in reasonable operating condition and are sufficient for the operation of the Center as presently conducted and are in conformity in all material respects with all applicable laws, ordinances, orders, regulations and other requirements currently in effect.

         Section 4.4 Consents and Approvals. No consent, approval or authorization of, notice to, or declaration, filing or registration with, any governmental entity or any other person or entity is required to be made or obtained by Seller in connection with the performance of this Agreement and the consummation of the transactions contemplated hereby.





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         Section 4.5      Absence of Conflicting Agreements or Required
Consents. The execution, delivery and performance by Seller of this Agreement and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) except as set forth in Schedule 4.5 hereto, does not require the consent of any governmental or regulatory body or authority or any other third party; (ii) will not conflict with or result in a violation of any provision of Seller's articles or certificate of incorporation or bylaws, (iii) will not conflict with, result in a violation of, or constitute a default under any law, rule, ordinance, regulation or any ruling, decree, determination, award, judgment, order or injunction of any court or governmental instrumentality which is applicable to Seller or Dr. Shieman or by which Seller or Dr. Shieman or their properties are subject to or bound; (iv) except as set forth in Schedule 4.5, will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or modify, or permit any person to accelerate or modify, any performance required by the terms of any agreement, instrument, license or permit, to which Seller or Dr. Shieman is a party or by which Seller or Dr. Shieman or any of their properties are subject to or bound; and (v) will not create any Encumbrance or restriction upon any of the assets or properties of Seller or Dr. Shieman.

         Section 4.6      No Undisclosed Liabilities.  Except as listed in
Schedule 4.6 hereto, Seller does not have any liabilities or obligations of any nature, whether known or unknown and whether accrued, absolute, contingent or otherwise, asserted or unasserted except for liabilities or obligations disclosed to Buyer.

         Section 4.7 Contracts and Commitments. Schedule 4.7 contains a true, accurate and complete list, and Seller has delivered to APPM true and complete copies, of each contract, agreement and other instrument (e.g., provider contract, payor contract, HMO contact, loans, liens, or acquisitions) to which Seller is a party or by which it or any of its properties or assets are bound.

         Section 4.8 Employee Matters. (a) Employees. Schedule 4.8 lists each employee of, or consultant to, Seller and their salary, benefits and bonuses for 1997 and 1998. Seller is not delinquent in payment to any of its employees for wages, salaries, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of employment of any employee, no severance or other payments will become due and Seller has no policy, past practice or plan of paying severance on termination of employment.

         Section 4.9 Insurance Policies. Schedule 4.9 lists Seller's policies of insurance to which Seller or any Affiliate is a party.

         Section 4.10 Payors. Schedule 4.10 sets forth a true, correct and complete list of the names and addresses of each Payor including, but not limited to, all private-pay patients as a single Payor, of Seller which accounted for more than 5% of the revenues of Seller in the fiscal year ended December 31, 1997, or which is reasonably expected to account for more than 5% of the revenues of Seller for the fiscal year to end December 31, 1998. Except as set forth in Schedule 4.10 Seller has satisfactory relations with such Payors and none of such Payors has notified Seller that it intends to discontinue its relationship with Seller or to deny any payments due from, or any claims for payment submitted to any such party.

         Section 4.11     Continuity of Level of Business

         At the request of Buyer, Seller will make himself available during normal business hours to assist Buyer in operating the Business for a two week period following the Closing, provided that Buyer compensates Seller at the rate of $30 per patient scan performed on the Business premises during this period. Seller makes no warranty or representation that the level of referrals to the Business will be maintained after the Closing. Seller represents that the increasing level of the Business over the past several years was due to his best efforts at marketing the Business and that both Buyer and Seller agree that Buyer will assume responsibility for maintaining the marketing of the Business after Closing.

                               ARTICLE V REMEDIES

         Section 5.1 Indemnification by Seller and Dr. Shieman. Subject to the terms and conditions of this Article V, Seller and Dr. Shieman jointly and severally agree to indemnify, defend and hold APPM and Buyer and their respective directors, officers, members, managers, employees, agents, attorneys and Affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (collectively, "Damages") asserted against or incurred by such indemnities arising out of or resulting from:





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                 (i)  a breach of any representation, warranty or covenant of
Seller or Dr. Shieman contained herein or in any Schedule or certificate delivered hereunder; provided, however, that Seller's liability under this subsection will not exceed the aggregate amount of $50,000; and

                 (ii) any violation (or alleged violation) by Dr. Shieman or Seller and/or any of its past or present directors, officers, partners, shareholders, employees, agents, consultants and affiliates of state or federal laws governing health care fraud and abuse (including, but not limited to, fraud and abuse in the Medicare and Medicaid programs) occurring on or before the Closing Date, or any overpayment or obligation (or alleged overpayment or obligation) arising out of or resulting from claims submitted to any Payor on or before the Closing Date.

         Section 5.2 Arbitration. Any controversy or claim between the parties arising out of this Agreement shall be submitted to the American Arbitration Association for binding arbitration in San Francisco, California. Each party shall bear their own costs of the arbitration, including any American Arbitration Association fee, the arbitrator's fee, the costs for the use of the facilities and attorneys' fees and expenses. The arbitrator shall not have the power to alter, amend, modify or change any of the terms of this Agreement nor grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law. Judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

                            ARTICLE VI MISCELLANEOUS

         Section 6.1 Survival of Representations, Warranties and Covenants. No representations or warranties whatever are made by APPM, Seller, Dr. Shieman and/or Buyer except as specifically set forth in this agreement, or in any certificate, exhibit or other writing provided for in this Agreement. The representations, warranties and covenants contained herein shall survive the Closing with respect to APPM, Seller, Dr. Shieman and Buyer for a period of one year from the Closing, except that any warranty with regard to the condition of tangible assets listed under section 4.3 of this Agreement will expire with, and be terminated and extinguished by, the Closing.

         Section 6.2 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF CALIFORNIA.

         Section 6.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modifications, or amendment of this Agreement will be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement will be considered, or will constitute, a waiver of any other provision, and no wavier will constitute a continuing waiver. No waiver ill be binding unless executed in writing by the party making the waiver.

         Section 6.4      Severability   If any provision of this Agreement is
held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this agreement be construed to remain fully valid, enforceable, and binding on the parties.

         Section 6.5      Counterparts   This Agreement may be executed in
multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         ARTICLE VII  REPRESENTATIONS AND WARRANTIES OF APPM AND BUYER

         Section 7.1      Authorization   Buyer is a corporation duly
organized, existing and in good standing under the laws of the State of California. The execution of and delivery of this Agreement and the consummation of this transaction by Buyer has been duly authorized, and no further corporate authorization is necessary on the part of Buyer.





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         Section 7.2      Consents and Approvals   No consent, approval, or
authorization of, or declaration, filing, or registration with, any United States federal or state governmental or regulatory authority is required to be made or obtained by Buyer in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by the Agreement.

         Section 7.3      Seller's Access Charts and Records to Collect
Receivables   For six months following Closing, Buyer shall provide Seller access to Medical Charts, Billings and any other documentation required for Seller to determine and collect the accounts receivable based on the procedures completed by Seller as of the date of Closing.

         Section 7.4      Preservation of Patient Charts   The integrity of the
patient charts and files shall be preserved and maintained as required by the California Medical Board and the State of California. Buyer recognizes that the referring physicians may request patient charts and that the referring physician upon receipt of the chart is responsible for storing the chart in accordance with the rules stated herein.

         Section 7.5      Buyer's Indemnity   Buyer shall indemnify and hold
harmless Seller against, and in respect of, claims, losses, expenses, costs, obligations, and liabilities Seller may incur by reason of Buyer's breach of or failure to perform any of its warranties or commitments in this Agreement.


         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

APPM:                                                       Seller:
----                                                        -------

AMERICAN PHYSICIAN PARTNERS, INC.                           BRYAN M. SHIEMAN, M.D., a sole
                                                            proprietorship d/b/a EL CAMINO CENTER
                                                            FOR OSTEOPOROSIS and/or ECCO II


By:                                                         By:
   ------------------------------------------------            ------------------------------------------------
        Paul M. Jolas                                               Sole Proprietor
        General Counsel, Senior Vice President
        and Secretary


                                                            By:
                                                               ------------------------------------------------
                                                                    Bryan M. Shieman, M.D., Individually
Buyer:

VALLEY IMAGING PARTNERS, INC.


By:
   ------------------------------------------------
        Paul M. Jolas
        General Counsel, Senior Vice President and
        Secretary





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
                  SPOUSAL CONSENT TO ASSET PURCHASE AGREEMENT



June 29, 1998
Date




--------------------------------             --------------------------------
Name:  Joy L. Shieman                        --------------------------------
Spouse of Seller                             Address


I, the above consenting spouse, acknowledge that I have read the foregoing Asset Purchase Agreement (the "Agreement") and that I know its contents. I am aware that by its provisions my spouse agrees to sell certain assets of ECCO II, including my community interest in them, for $50,000 and other consideration. I hereby consent to the sale, approve of the provisions of the Agreement, and agree that those assets and my interest in them are subject to the provisions of the Agreement and that I will take no action at any time to hinder operation of the Agreement on those assets or my interest in them.





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